EXHIBIT 10.1

Master Distributor Agreement

This Master Distributor Agreement (the “Agreement”) is entered into on the 7th day of August, 2008 by and between Beijing Orsus Xelent Tech & Trading Co., Ltd., (“Orsus”) a subsidiary of Orsus Xelent Technologies, Inc., with registered business address at 12/F, Tower B, Chao Wai Men Business Center, 26 Chaoyangmen Wai Ave., Chaoyang District, Beijing, and Beijing Xingwang Shidai Commerce Co., Ltd. (“Xingwang”), with registered business address at #1 Pingfang, East Yong An Li, Chaoyang District, Beijing. (collectively referred to hereafter as “Parties”)

Whereas Orsus and Xingwang has a long-term and friendly relationship, Orsus hereby agrees to appoint Xingwang, and Xingwang hereby agrees to accept Orsus’ appointment, as a national level distributor for the mobile phone handset products produced by Orsus.

The Parties hereby further agrees the following:

1.	Term of trade account receivable credit. The Parties agree that the term of trade account receivable credit from Orsus to Xingwang shall be 120 days, starting from June 30, 2008.

2.
Guarantee service on trade account receivables: The Parties agree that Xingwang, at any given time and at Xingwang’s sole expenses, shall retain government-licensed third-party guarantee company/companies in good standing to assume joint obligation to guarantee the payment of trade account receivables owed by Xingwang to Orsus to the full amount of such trade account receivable. The terms of such guarantee shall require guarantor to pay Orsus immediately upon any receivables becoming more than 45 days overdue.

3.
Access to Xingwang trade account receivable record. The Parties agree that Orsus has the right to request from Xingwang and Xingwang has the obligation to supply to Orsus a detailed report on trade account receivable owed by Xingwang’s customers to Xingwang regarding Orsus’ handset products. Such report shall be made available to Orsus within 10 business days after a calendar quarter is completed. Such report shall contain such detailed information including but not limited to account receivable balance and aging for each individual customer.

4.	Purchase Agreements. Saless of product from Orsus to Xingwang shall be made by individual purchase agreements in accord with the terms of this Master Distributor Agreement.

5.	Term of this Agreement: The term of this Agreement is 2 years starting from the effectively date of this Agreement.

Beijing Orsus Xelent Tech & Trading Co..Ltd., a subsidiary of Orsus Xelent Technologies, Inc.

Beijing Xingwang Shidai Commerce Co., Ltd.

Exhibit 10.1 - 1